Exhibit 99

Dillard’s, Inc. Reports December Sales Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--January 7, 2010--Dillard’s, Inc. (NYSE:DDS) (“Dillard’s” or the “Company”) announced today that merchandise sales (“sales”) for the five weeks ended January 2, 2010 were $1,005,985,000 compared to sales for the five weeks ended January 3, 2009 of $1,095,367,000. Total sales decreased 8%. Sales in comparable stores decreased 7% for the five-week period.

Sales for the 48 weeks ended January 2, 2010 were $5,539,256,000 compared to sales for the 48 weeks ended January 3, 2009 of $6,363,331,000. Total sales decreased 13%. Sales in comparable stores decreased 11% for the 48-week period.

During the five weeks ended January 2, 2010, sales were above the average total Company trend in the Eastern region, slightly below trend in the Central region and below trend in the Western region. The sales performance in the home and other category was significantly below trend while sales of shoes were significantly above trend during the period.

Dillard’s, Inc. is one of the nation’s largest fashion apparel and home furnishing retailers. The Company’s stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965
Director of Investor Relations